PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(b)(4)
TO PROSPECTUS DATED MAY 22, 2000                      REGISTRATION NO. 333-36112

                                  $345,000,000

                          TRIQUINT SEMICONDUCTOR, INC.
                   4% CONVERTIBLE SUBORDINATED NOTES DUE 2007
                           AND SHARES OF COMMON STOCK

         This prospectus supplement relates to the resale by the selling securityholders of 4% convertible subordinated notes due 2007 of TriQuint Semiconductor, Inc. and the shares of common stock, par value of $0.001 per share, of TriQuint Semiconductor, Inc. issuable upon the conversion of the notes.

         This prospectus supplement should be read in conjunction with the prospectus dated May 22, 2000, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

         The table below sets forth information as of the date hereof concerning beneficial ownership of the notes of the selling securityholders as listed below. All information concerning beneficial ownership has been furnished by the selling securityholders.

                                                       PRINCIPAL AMOUNT
                                                           OF NOTES                          NUMBER OF SHARES
                                                         BENEFICIALLY      PERCENTAGE OF     OF COMMON STOCK     PERCENTAGE OF
                                                        OWNED THAT MAY         NOTES           THAT MAY BE        COMMON STOCK
NAME                                                       BE SOLD          OUTSTANDING          SOLD(1)         OUTSTANDING(2)
-------------------------------------------------     ------------------  ---------------    -----------------   --------------
Highbridge International LLC.......................       $16,500,000            4.8%             121,681              *
    P.O. Box 30554 5MB
    Grand Cayman Islands, British West Indies

Merrill Lynch, Pierce, Fenner and Smith Inc.(3)....        10,672,000            3.1               78,702              *
    101 Hudson Street
    Jersey City, NJ  07320

Peoples Benefit Life Insurance Company.............         4,000,000            1.2               29,499              *
    (Teamsters Separate Account)
    c/o Camden Asset Management, LP
    2049 Century Park East
    Suite 330
    Los Angeles, CA  90067

State of Connecticut Combined Investment Funds.....         3,280,000            1.0               24,189              *
    c/o Oaktree Capital Management LLC
    333 South Grand Avenue, 28th Floor
    Los Angeles, CA  90071

St. Albans Partners Ltd............................         3,000,000            *                 22,124              *
    c/o Camden Asset Management, LP
    2049 Century Park East, Suite 330
    Los Angeles, CA  90067

Vanguard Convertible Securities Fund, Inc..........         2,895,000            *                 21,350              *
    c/o Oaktree Capital Management LLC
    333 South Grand Avenue, 28th Floor
    Los Angeles, CA  90071

Yield Strategies Fund II, L.P......................         3,000,000            *                 22,124              *
    c/o Camden Asset Management, LP
    2049 Century Park East
    Suite 330
    Los Angeles, CA  90067

Chrysler Corporation Master Retirement Trust.......         2,565,000            *                 18,916              *
    c/o Oaktree Capital Management LLC
    333 South Grand Avenue, 28th Floor
    Los Angeles, CA  90071

KBC Financial Products.............................         2,100,000            *                 15,487              *
    120 West 45th Street, 25th Floor
    New York, NY  10036

Jeffries & Co......................................         2,000,000            *                 14,749              *
    Harborside Financial Center
    Suite 705, Plaza III
    Jersey City, NJ  07303

Delta Airlines Master Retirement Trust.............         1,030,000            *                  7,596              *
    c/o Oaktree Capital Management LLC
    333 South Grand Avenue, 28th Floor
    Los Angeles, CA  90071

State Employees' Retirement Fund of the State of              675,000            *                  4,978              *
   Delaware........................................
    c/o Oaktree Capital Management LLC
    333 South Grand Avenue, 28th Floor
    Los Angeles, CA  90071

Partner Reinsurance Company, Ltd...................           570,000            *                  4,204              *
    c/o Oaktree Capital Management LLC
    333 South Grand Avenue, 28th Floor
    Los Angeles, CA  90071

                                                       PRINCIPAL AMOUNT
                                                           OF NOTES                          NUMBER OF SHARES
                                                         BENEFICIALLY      PERCENTAGE OF     OF COMMON STOCK     PERCENTAGE OF
                                                        OWNED THAT MAY         NOTES           THAT MAY BE        COMMON STOCK
NAME                                                       BE SOLD           OUTSTANDING          SOLD(1)         OUTSTANDING(2)
-------------------------------------------------     ------------------  ---------------    -----------------   --------------
Motion Picture Industry Health Plan--Active Member
   Fund............................................           325,000            *                  2,397              *
    c/o Oaktree Capital Management LLC
    333 South Grand Avenue, 28th Floor
    Los Angeles, CA  90071

Motion Picture Industry Health Plan-Retiree Member            160,000            *                  1,180              *
   Fund............................................
    c/o Oaktree Capital Management LLC
    333 South Grand Avenue, 28th Floor
    Los Angeles, CA  90071

--------------------
*    Less than 1%

(1) Assumes conversion of the full amount of notes held by such holder at the initial conversion price of $135.60 per share; such conversion price is subject to adjustment as described under "Description of Notes--Conversion of Notes." Accordingly, the number of shares of common stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the notes; cash will be paid in lieu of fractional shares, if any.

(2) Computed in accordance with Rule 13d-3(d)(i) promulgated under the Exchange Act and based upon 38,387,139 shares of common stock outstanding as of April 3, 2000, treating as outstanding the number of shares of common stock shown as being issuable upon the assumed conversion by the named holder of the full amount of such holder's notes but not assuming the conversion of the notes of any other holder.

(3) Merrill Lynch, Pierce, Fenner and Smith, Inc. has acted as an underwriter for an issuance of our securities within the past three years.

                            -------------------------

         INVESTING IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8 OF THE PROSPECTUS.

           THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES
              REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE
                 SECURITIES OR DETERMINED IF THIS PROSPECTUS IS
                   TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

                            -------------------------

             The date of this Prospectus Supplement is June 8, 2000.


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